Exhibit 23.6

07 November 2025

Mr. Kris Gustafson

Sr. Director, Technical Programs

American Battery Technology Company

100 Washington Street

Reno, NV 89503

Re:	Registration Statement on Form S-3 of American Battery Technology Company (the “Company”) dated September 4, 2025 (the “Form S-3”)

Dear Mr. Gustafson:

Dahrouge Geological Consulting Ltd. (“Dahrouge”), in connection with the Form S-3 consents to:

I.	The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “TONOPAH FLATS LITHIUM PROJECT S-K 1300 TECHNICAL REPORT AND PRELIMINARY FEASIBILITY STUDY” (“PFS”), on the Company’s Tonopah Flats Lithium Project,with an effective date of September 4, 2025 that was prepared in accordance with Subpart 1300of Regulation S-K promulgated by the SEC;

II.	The use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-3 and the Technical Report Summary for the PFS; and

III.	The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form S-3, to the extent it was prepared by us, that we supervised its preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference to the Form S-3.

Dahrouge is responsible for, and this consent pertains to sections 6, 9, 11 of the Technical Report Summary, and subsections 18.2.2 and 18.3.2.

Neither the whole nor any part of the PFS (September 4, 2025) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of Dahrouge as to the form and context in which it appears.

On Behalf of Dahrouge Geological Consulting Ltd. by:

Name: Jacob Anderson CPG, MAusIMM

Title: Resource Geologist, Dahrouge Geological Consulting Ltd.